Exhibit 1


                                                              January 17, 1997
Dear Shareholder:

Paralleling its performance during the first half of the year, the high yield market again showed favorable total returns relative to the investment grade fixed income market, although the margin of outperformance shrank from the earlier period. The high yield market, as measured by the Lehman Brothers High Yield Bond Index, returned 7.6% for the six months ended December 31, 1996, versus 4.9% for the Lehman Brothers Aggregate Index, a standard measure of performance for the investment grade bond market. For the twelve month period, the differential is quite dramatic: 11.3% versus 3.6%. The factors that contributed to positive performance for the credit-driven high yield market were generally offsets for the interest-rate driven investment grade market; specifically, the economic environment proved to be healthier than expected in 1996, thereby driving interest rates higher, but fostering a conducive market environment for high yield companies.

In addition, demand for high yield securities from a broad array of constituencies was exceptionally strong throughout the year, further enhancing market conditions despite higher interest rates. In fact, through the end of November, open-end mutual funds, which represent a key portion of the high yield investor base, were the recipients of $13.3 billion in net inflows, according to data compiled by the Investment Company Institute, a record amount relative to prior years' experience. New issue supply of $77.5 billion (Credit Suisse/First Boston) for 1996 also ran at record levels, with over half the issuance offered via Rule 144A. Looking forward, we expect demand and supply to remain healthy, assuming no major dislocations in interest rates or the stock market.

Our outlook on the general state of the economy remains favorable: growth should be moderate, but not inflationary. Generically speaking, high yield issuers should benefit from these positive operating conditions. One risk that could develop is that corporations may become overly comfortable with present conditions, and therefore rationalize unnecessary expenditures or costly acquisitions. To the extent that high yield issuers use equity capital as their source of funds, high yield investors should remain copacetic nevertheless. The most pressing concern in the current environment has been the availability of attractively valued merchandise, given the positive factors cited above.

During 1996, the genre of new issuers in the high yield market changed somewhat. According to data compiled by Credit Suisse/First Boston, one-third of all new issues in 1996 was derived from companies involved in or related to the "information superhighway." Many of these issues are deferred interest securities (e.g., bonds which have no initial cash coupon). To date, we have generally avoided investment in this sector for several reasons. First, many of these issuers do not generate positive cash flow from operations given the start-up nature of their businesses, such as wireless cable television or personal communications services. Second, many of these industries have not been tested commercially and the ultimate consumer demand for these services is unknown. Third, at present valuations, we have not felt that the risk/reward trade-off for these instruments has been attractive. Nevertheless, these types of companies were active issuers in 1996, and it will be interesting to see if this venture capital venue continues in 1997.

The Fund's total returns, based on net asset value and reinvestment of dividends, are shown below for the periods ended December 31, 1996. (We also include performance of the shares based on stock price and dividend income.) We would note that the Fund remains highly leveraged. Leverage amplifies the Fund's returns both on the upside and on the downside; therefore, holding other factors constant, a leveraged portfolio should outperform in a strong market environment and underperform in a weak market environment.

                                                                 Total Returns for the Periods Ended
                                                                           December 31, 1996
                                                        --------------------------------------------------
                                                          Six Months    One Year          Three Years
                                                        ------------- -----------  -----------------------
                                                                                   Cumulative  Avg. Annual
                                                                                   ----------  -----------
New America High Income Fund (NAV and Dividends)             12.1%        16.7%       39.5%       11.7%
Lipper Closed-End Fund Leveraged High Yield Average           9.6         15.2        33.9        10.2
New America High Income Fund (Stock and Dividends)            6.4         19.9        41.0        12.1

Source: Lipper Analytical Services, Inc., Bloomberg, and New America

The Fund's stock closed the quarter at $5.125 per share. This price represented a premium of 3.7% to the Fund's net asset value of $4.94 per share.

The Fund remains highly diversified with holdings in 132 different issuers. As of December 31, 1996, the average quality of the Fund's investment portfolio was B1/B+. In addition, the average effective yield, maturity and duration (all of which incorporate potential call expectations, and are therefore sensitive to changes in market conditions and interest rates) of the Fund's holdings were 9.0%, 5.7 years and 3.8 respectively at year end.

Thank you for your interest in The New America High Income Fund.

Sincerely yours,

/s/ Catherine Smith                   /s/ Robert F. Birch

Catherine Smith                       Robert F. Birch
Senior Vice President                 President
Wellington Management Company, LLP    The New America High Income Fund, Inc.

                    The New America High Income Fund, Inc.

Schedule of Investments -- December 31, 1996 (Dollar Amounts in Thousands)

 Principal                                                 Moody's     Value
 Amount                                                    Rating   (Note 1(a))
---------------------------------------------------------  -------- -----------
CORPORATE DEBT SECURITIES -- 91.55% (e)
Aerospace and Defense -- 7.43%
$3,200    Howmet Corporation, Senior Subordinated Notes,
          10%, 12/01/03                                   B2         $  3,496
 1,250    K&F Industries, Inc., Senior Secured Notes,
          11.875%, 12/01/03                               B1            1,347
 2,500    K&F Industries, Inc., Senior Subordinated
          Notes, Series B, 10.375%, 09/01/04              B2            2,637
 3,065    Moog, Inc., Senior Subordinated Notes, Series
          B, 10%, 05/01/06                                B2            3,218
   615    Newport News Shipbuilding Inc., Senior Notes,
          8.625%, 12/01/06 (i)                            Ba2             630
 1,460    Northrop Grumman Corporation, Debentures,
          9.375%, 10/15/24                                Baa3          1,614
 3,000    Rohr, Inc., Senior Notes, 11.625%, 05/15/03     Ba3           3,307
 4,245    Wyman-Gordon Company, Senior Notes, 10.75%,
          03/15/03                                        Ba3           4,569
                                                                    -----------
                                                                       20,818
                                                                    -----------
Automobile -- 5.91%
 4,000    Collins & Aikman Products Co., Senior
          Subordinated Notes, 11.50%, 04/15/06            B3            4,360
 1,250    Delco Remy International, Inc., Senior
          Subordinated Notes, 10.625%, 08/01/06 (i)       B2            1,316
   500    Exide Corporation, Senior Notes, 10%, 04/15/05  B1              519
 1,900    Exide Corporation, Senior Notes, 10.75%,
          12/15/02                                        B1            1,986
   960    Hayes Wheels International, Inc., Senior
          Subordinated Notes, 11%, 07/15/06               B3            1,048
 1,000    Lear Seating Corporation, Senior Subordinated
          Notes, 11.25%, 07/15/00                         Ba3           1,026
   750    Lear Seating Corporation, Subordinated Notes,
          8.25%, 02/01/02                                 B1              756
$2,000    Penda Corporation, Senior Notes, Series B,
          10.75%, 03/01/04                                B2         $  1,955
 3,500    Walbro Corporation, Senior Notes, Series B,
          9.875%, 07/15/05                                Ba3           3,605
                                                                    -----------
                                                                       16,571
                                                                    -----------
Banking -- 2.74%
   500    Anchor Bancorp, Inc., Senior Notes, 8.9375%,
          07/09/03                                        Ba3             513
   510    Chevy Chase Bank, F.S.B., Subordinated
          Debentures, 9.25%, 12/01/08                     B1              520
 1,250    Dime Bancorp, Inc., Senior Notes, 10.50%,
          11/15/05                                        Ba3           1,377
   325    First Nationwide Escrow Corp., Senior
          Subordinated Notes, 10.625%, 10/01/03 (i)       Ba3             351
 2,000    First Nationwide (Parent) Holdings, Senior
          Notes, 12.50%, 04/15/03                         B2            2,240
 1,500    FirstFed Financial Corp., Notes, 11.75%,
          10/01/04                                        B2            1,530
 2,064    WestFed Holdings, Inc., Split Coupon Senior
          Debentures, 15.50%, 09/15/99 (a)(c)             (f)           1,135
                                                                    -----------
                                                                        7,666
                                                                    -----------
Beverages, Food and Tobacco -- .49%
 1,350    GRUMA, S.A. de C.V., Notes, 9.75%, 03/09/98     (f)           1,384
                                                                    -----------
Buildings and Real Estate -- 3.22%
 1,170    Associated Materials Incorporated, Senior
          Subordinated Notes 11.50%, 08/15/03             B3            1,193
   500    Del Webb Corporation, Senior Notes, 10.875%,
          03/31/00                                        Ba3             515
 1,750    Del Webb Corporation, Senior Subordinated
          Debentures, 9%, 02/15/06                        B2            1,706
 2,500    Kaufman and Broad Home Corporation, Senior
          Subordinated Notes, 9.625%, 11/15/06            Ba3           2,506
 3,000    Toll Corp., Senior Subordinated Notes, 10.50%,
          03/15/02                                        Ba3           3,112
                                                                    -----------
                                                                        9,032

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Schedule of Investments -- December 31, 1996 -- (Dollar Amounts in Thousands) Continued

 Principal                                                 Moody's     Value
 Amount                                                    Rating   (Note 1(a))
---------------------------------------------------------  -------- -----------
CORPORATE DEBT SECURITIES -- continued
Chemicals, Plastics and Rubber -- 3.89%
$1,540    Acetex Corporation, Senior Secured Notes,
          9.75%, 10/01/03                                 B1         $  1,532
 1,000    General Chemical, Senior Subordinated Notes,
          9.25%, 08/15/03                                 B2            1,022
 2,500    Great Lakes Carbon Corporation, Senior Secured
          Notes, 10%, 01/01/06                            Ba3           2,678
 1,000    Harris Chemical North America, Inc., Senior
          Secured Discount Notes, 10.25%, 07/15/01        B2            1,039
 1,500    Rexene Corp., Senior Notes, 11.75%, 12/01/04    B1            1,684
 1,350    Sterling Chemicals, Inc., Senior Subordinated
          Notes, 11.75% 08/15/06                          B3            1,431
   535    Texas Petrochemicals Corporation, Senior
          Subordinated Notes, 11.125%, 07/01/06,          B3              575
   825    UCAR Global Enterprises Inc., Senior
          Subordinated Notes, 12%, 01/15/05               B1              951
                                                                    -----------
                                                                       10,912
                                                                    -----------
Containers, Packaging and Glass -- 5.99%
 1,250    Container Corporation of America, Senior Notes,
          Series B, 10.75%, 05/01/02                      B1            1,350
 5,000    Container Corporation of America, Senior Notes,
          9.75%, 04/01/03                                 B1            5,250
   340    Domtar Inc., Notes, 8.75%, 08/01/06             Ba1             360
   460    Grupo Industrial Durango, S.A. de C.V. Notes,
          12.625%, 08/01/03                               B1              501
 1,500    Owens-Illinois, Inc., Senior Debentures, 11%,
          12/01/03                                        Ba3           1,669
 1,750    Rainy River Forest Products Inc., Senior
          Secured Notes, 10.75%, 10/15/01                 Ba1           1,886
   845    Repap New Brunswick Inc., First Priority Senior
          Secured Notes, 9.875%, 07/15/00                 B1              862
$  390    Repap New Brunswick, Inc., Second Priority
          Senior Secured Notes, 10.625%, 04/15/05         B3         $    406
   300    Silgan Corporation, Senior Subordinated Notes,
          11.75%, 06/15/02                                B3              320
   138    Silgan Holdings Inc., Senior Discount
          Debentures, 13.25%, 12/15/02 (g)                B3              139
 3,000    Tembec Finance Corp., Senior Notes, 9.875%,
          09/30/05                                        B1            2,805
 1,150    S.D. Warren Company, Senior Subordinated Notes,
          Series B, 12%, 12/15/04                         B1            1,242
                                                                    -----------
                                                                       16,790
                                                                    -----------
Diversified/Conglomerate Manufacturing -- 6.12%
 1,750    American Standard Inc., Senior Subordinated
          Discount Debentures, 10.50%, 06/01/05, (g)      B1            1,628
   875    Amtrol Acquisition, Inc., Senior Subordinated
          Notes, 10.625%, 12/31/06 (i)                    B3              901
 2,500    Bell & Howell Company, Senior Notes, 9.25%,
          07/15/00                                        B1            2,544
 3,915    Bell & Howell Holdings Company, Series B,
          Senior Discount Debentures, 11.50%,
          03/01/05, (g)                                   B3            2,838
 3,500    Essex Group, Inc., Senior Notes, 10%, 05/01/03  B1            3,588
 2,290    Johnstown America Industries, Inc., Senior
          Subordinated Notes, 11.75%, 08/15/05            B3            2,187
 2,000    Specialty Equipment Companies, Inc., Senior
          Subordinated Notes, 11.375%, 12/01/03           B3            2,185
 1,250    Thermadyne Holdings Corp., Senior Notes,
          10.25%, 05/01/02                                B1            1,281
                                                                    -----------
                                                                       17,152
                                                                    -----------
Diversified/Conglomerate Service -- .19%
   500    Heritage Media Services, Inc., Senior Secured
          Notes, 11%, 06/15/02                            Ba1             531

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Schedule of Investments -- December 31, 1996 -- (Dollar Amounts in Thousands) Continued

 Principal                                                 Moody's     Value
 Amount                                                    Rating   (Note 1(a))
---------------------------------------------------------  -------- -----------
CORPORATE DEBT SECURITIES -- continued
Ecological -- .34%
$1,000    EnviroSource, Inc., Senior Notes, 9.75%,
          06/15/03                                        B3         $    941
                                                                    -----------
Electronics -- 2.41%
 1,500    Advanced Micro Devices, Inc. Senior Secured
          Notes, 11%, 08/01/03                            Ba1           1,626
 2,250    Digital Equipment Corporation, Debentures,
          7.75%, 04/01/23                                 Ba1           1,930
   500    Unisys Corporation, Senior Notes, 11.75%,
          10/15/04                                        B1              534
 2,500    Unisys Corporation, Senior Notes, Series B,
          12%, 04/15/03                                   B1            2,663
                                                                    -----------
                                                                        6,753
                                                                    -----------
Farming and Agriculture -- 2.10%
   500    Agriculture Minerals And Chemicals Inc., Senior
          Notes, 10.75%, 09/30/03                         Ba3             544
 3,000    Arcadian Partners, L.P., Senior Notes, Series
          B, 10.75%, 05/01/05                             B2            3,292
 2,000    PMI Acquisition Corporation, Senior
          Subordinated Notes, 10.25%, 09/01/03            B2            2,040
                                                                    -----------
                                                                        5,876
                                                                    -----------
Finance -- .64%
 1,750    Imperial Credit Industries, Inc., Senior Notes,
          9.75%, 01/15/04                                 B1            1,794
                                                                    -----------
Grocery -- 1.21%
   335    Bruno's, Senior Subordinated Notes, 10.50%,
          08/01/05                                        B3              355
   750    Dominick's Finer Foods, Inc., Senior
          Subordinated Notes, 10.875%, 05/01/05           B2              831
 2,000    Smith's Food & Drug Centers, Inc., Senior
          Subordinated Notes, 11.25%, 05/15/07            B3            2,210
                                                                    -----------
                                                                        3,396
                                                                    -----------
Healthcare, Education and Childcare -- 4.65%
   750    Beverly Enterprises, Inc., Senior Notes, 9%,
          02/15/06                                        B1              754
$  975    Dade International Inc., Senior Subordinated
          Notes, 11.125%, 05/01/06                        B3         $  1,058
 1,050    Graphic Controls Corporation, Senior
          Subordinated Notes, Series A, 12%, 09/15/05     B3            1,163
 1,500    Integrated Health Services, Inc., Senior
          Subordinated Notes, 10.25%, 04/30/06 (i)        B1            1,575
 3,500    OrNda Healthcorp, Senior Subordinated Notes,
          11.375%, 08/15/04                               B2            4,042
 2,675    Owens & Minor, Inc., Senior Subordinated Notes,
          10.875%, 06/01/06                               B1            2,869
 1,000    Quorum Health Group, Inc., Senior Subordinated
          Notes, 8.75%, 11/01/05                          B1            1,025
   500    Tenet Healthcare Corp., Senior Notes, 9.625%,
          09/01/02                                        Ba1             548
                                                                    -----------
                                                                       13,034
                                                                    -----------
Hotels, Motels, Inns and Gaming -- 2.31%
 1,500    GB Property Funding Corp., First Mortgage
          Notes, 10.875%, 01/15/04                        B3            1,260
 1,000    Harrah's Operating Inc., Senior Subordinated
          Notes, 10.875%, 04/15/02                        Ba3           1,055
 1,250    Hollywood Casino Corporation, Senior Secured
          Notes, 12.75%, 11/01/03                         B2            1,200
 3,000    Trump Atlantic City Associates, First Mortgage
          Notes, 11.25%, 05/01/06                         B1            2,970
                                                                    -----------
                                                                        6,485
                                                                    -----------
Leisure, Amusement, Pictures, Entertainment -- 1.92%
   750    Cobb Theatres, Senior Secured Notes, 10.625%,
          03/01/03                                        B2              793
 2,500    Muzak Limited Partnership, Senior Notes, 10%,
          10/01/03                                        Ba3           2,556
 2,000    Plitt Theatres, Inc., Senior Subordinated
          Notes, 10.875%, 06/15/04                        B3            2,015
                                                                    -----------
                                                                        5,364

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Schedule of Investments -- December 31, 1996 -- (Dollar Amounts in Thousands) Continued

 Principal                                                 Moody's     Value
 Amount                                                    Rating   (Note 1(a))
---------------------------------------------------------  -------- -----------
CORPORATE DEBT SECURITIES -- continued
Machinery -- 1.23%
$  525    IDEX Corporation, Senior Subordinated Notes,
          9.75%, 09/15/02                                 Ba3        $    549
 1,000    The Interlake Corporation, Senior Notes, 12%,
          11/15/01                                        B2            1,070
 1,000    The Interlake Corporation, Senior Subordinated
          Debentures, 12.125%, 03/01/02                   B3            1,035
   750    Mettler-Toledo, Inc., Senior Subordinated
          Notes, 9.75%, 10/01/06                          B2              788
                                                                    -----------
                                                                        3,442
                                                                    -----------
Mining, Steel, Iron and Nonprecious Metals -- 9.81%
 2,115    AK Steel Corporation, Senior Notes, 9.125%,
          12/15/06 (i)                                    Ba2           2,173
 2,500    AK Steel Corporation, Senior Notes, 10.75%,
          04/01/04                                        Ba2           2,731
 4,500    Armco Inc., Senior Notes, 9.375%, 11/01/00      B2            4,523
 3,000    Bethlehem Steel Corporation, Senior Notes,
          10.375%, 09/01/03                               B1            3,173
 2,000    Companhia Vale do Rio Doce, Notes, 10%,
          04/02/04 (i)                                    (f)           2,067
   725    Metalurgica Gerdau S.A., Notes, 11.125%,
          05/24/04 (i)                                    (f)             749
 3,500    Northwestern Steel and Wire Company, Senior
          Notes, 9.50%, 06/15/01                          B1            3,430
 2,000    NS Group, Inc., Senior Secured Notes, 13.50%,
          07/15/03                                        B3            2,080
   500    Oregon Steel Mills, Inc., First Mortgage Notes,
          11%, 06/15/03                                   B1              535
 1,750    Weirton Steel Corporation, Senior Notes,
          10.875%, 10/15/99                               B2            1,820
 2,500    Weirton Steel Corporation, Senior Notes,
          11.375%, 07/01/04                               B2            2,538
 1,685    Wheeling-Pittsburgh Corporation, Senior Notes,
          9.375%, 11/15/03                                B1            1,668
                                                                    -----------
                                                                       27,487
                                                                    -----------
Oil and Gas -- 4.12%
$1,500    Energy Ventures, Inc., Senior Notes, 10.25%,
          03/15/04                                        B1         $  1,624
   780    Flores & Rucks, Inc., Senior Subordinated
          Notes, 9.75%, 10/01/06                          B3              827
   500    Global Marine Inc., Senior Secured Notes,
          12.75%, 12/15/99                                Ba1             537
   625    Mesa Operating Company, Senior Subordinated
          Discount Notes, 11.625%, 07/01/06 (g)           B2              431
 1,050    Mesa Operating Company, Senior Subordinated
          Notes, 10.625%, 07/01/06                        B2            1,139
 2,500    Plains Resources Inc., Senior Subordinated
          Notes, Series B, 10.25%, 03/15/06               B2            2,675
 3,000    Santa Fe Energy Resources, Inc., Senior
          Subordinated Debentures, 11%, 05/15/04          B1            3,300
 1,000    Seagull Energy Corporation, Senior Subordinated
          Notes, 8.625%, 08/01/05                         B1            1,015
                                                                    -----------
                                                                       11,548
                                                                    -----------

Personal and Nondurable Consumer Products -- 6.10%
 1,000    American Safety Razor Company, Series B, Senior
          Notes, 9.875%, 08/01/05                         B1            1,063
 1,700    Cabot Safety Acquisition Co., Senior
          Subordinated Notes, 12.50%, 07/15/05            B3            1,895
   400    Fort Howard Corp., Senior Notes, 8.25%,
          02/01/02                                        B1              401
 5,000    Fort Howard Corp., Senior Notes, 9.25%,
          03/15/01                                        B1            5,212
 1,000    Fort Howard Corp., Senior Subordinated Notes,
          9%, 02/01/06                                    B2            1,010
 5,000    Sweetheart Cup Company Inc., Guaranteed Senior
          Subordinated Notes, 10.50%, 09/01/03            B3            5,200
 2,250    Westpoint Stevens Inc., Senior Notes, 8.75%,
          12/15/01                                        Ba3           2,312
                                                                    -----------
                                                                       17,093

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Schedule of Investments -- December 31, 1996 -- (Dollar Amounts in Thousands) Continued

 Principal                                                 Moody's     Value
 Amount                                                    Rating   (Note 1(a))
---------------------------------------------------------  -------- -----------
CORPORATE DEBT SECURITIES -- continued
Personal Transportation -- 0.00%
$5,000    Braniff, Inc., Senior Reset Notes, 15%,
          04/01/99 (a)(b)(c)(d)                           (f)        $      0
                                                                    -----------
Printing, Publishing and Broadcasting -- 12.40%
 3,800    Benedek Communications Corporation, Senior
          Subordinated Discount Notes, 13.25%, 05/15/06
          (g)                                             B3            2,185
 1,500    Big Flower Press, Inc. Senior Subordinated
          Notes, 10.75% 08/01/03                          B2            1,586
 1,000    Cablevision Systems Corporation, Senior
          Subordinated Debentures, 10.75%, 04/01/04       B2            1,040
 2,750    Cablevision Systems Corporation, Senior
          Subordinated Notes, 9.25%, 11/01/05             B2            2,723
   715    Cablevision Systems Corporation, Senior
          Subordinated Notes, 9.875%, 05/15/06            B2              733
 2,500    Chancellor Broadcasting Company, Senior
          Subordinated Notes, 9.375%, 10/01/04            B3            2,525
 1,500    Comcast Corporation, Senior Subordinated
          Debentures, 9.125%, 10/15/06                    B1            1,538
   850    Comcast Corporation, Senior Subordinated
          Debentures, 9.375%, 05/15/05                    B1              882
 1,000    Galaxy Telecom Capital Corp., Senior
          Subordinated Notes, 12.375%, 10/01/05           B3            1,065
 1,000    Granite Broadcasting Corporation, Senior
          Subordinated Debentures, 12.75%, 09/01/02       B3            1,090
 1,000    Granite Broadcasting Corporation, Senior
          Subordinated Notes, Series B, 10.375%, 05/15/05 B3            1,025
 1,525    Jacor Communications Company, Senior
          Subordinated Notes, 9.75%, 12/15/06             B2            1,554
   750    JCAC, Inc., Senior Subordinated Notes, 10.125%,
          06/15/06                                        B2              773
$1,000    Lenfest Communications, Inc., Senior Notes,
          8.375%, 11/01/05                                Ba3        $    966
   750    Marcus Cable Company, L.P. Senior Discount
          Notes, 14.25%, 12/15/05, (g)                    Caa             530
   500    Marcus Cable Operating Company, L.P., Senior
          Subordinated Guaranteed Discount Notes, 13.50%,
          08/01/04 (g)                                    B3              410
 2,500    Rifkin Acquisition Partners, L.L.L.P., Senior
          Subordinated Notes, 11.125%, 01/15/06           B3            2,606
 1,000    Tele-Communications, Inc., Senior Debentures,
          9.25%, 01/15/23                                 Ba1             972
 3,000    Videotron Ltd., Senior Subordinated Notes,
          10.25%, 10/15/02                                Ba3           3,187
 3,000    World Color Press, Senior Subordinated Notes,
          9.125%, 03/15/03                                B1            3,030
   500    Young Broadcasting, Inc., Senior Subordinated
          Notes, 10.125%, 02/15/05                        B2              512
 3,500    Young Broadcasting, Inc., Senior Subordinated
          Notes, 11.75%, 11/15/04                         B2            3,815
                                                                    -----------
                                                                       34,747
                                                                    -----------
Retail Stores -- .57%
 1,500    Guitar Center Management Company, Inc., Senior
          Notes, 11%, 07/01/06                            B2            1,584
                                                                    -----------
Telecommunications -- 2.28%
 4,500    MobileMedia Communications, Inc., Senior
          Subordinated Notes, 9.375%, 11/01/07 (c)        C             1,215
   750    Paging Network, Inc., Senior Subordinated
          Notes, 11.75%, 05/15/02                         B2              808
 1,000    Rogers Cantel Mobile Inc., Senior Subordinated
          Guaranteed Notes, 11.125%, 07/15/02             B2            1,060

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Schedule of Investments -- December 31, 1996 -- (Dollar Amounts in Thousands) Continued

 Principal                                                 Moody's     Value
 Amount                                                    Rating   (Note 1(a))
---------------------------------------------------------  -------- -----------
CORPORATE DEBT SECURITIES -- continued
$3,000    Telefonica de Argentina S.A., Notes, 11.875%,
          11/01/04                                        B1         $  3,315
                                                                    -----------
                                                                        6,398
                                                                    -----------
Textiles and Leather -- .59%
   750    Dominion Textile (USA) Inc., Guaranteed Senior
          Notes, 8.875%, 11/01/03                         Ba2             752
   885    Dominion Textile (USA) Inc., Guaranteed Senior
          Notes, 9.25%, 04/01/06                          Ba2             899
                                                                    -----------
                                                                        1,651
                                                                    -----------
Utilities -- 2.89%
 1,000    Cleveland Electric Illuminating Company, First
          Mortgage Bonds, Series B, 9.50%, 05/15/05       Ba2           1,054
 1,500    El Paso Electric Company, First Mortgage Bonds,
          Series D, 8.90%, 02/01/06                       Ba3           1,564
 3,000    Texas-New Mexico Power Company, Secured
          Debentures, 10.75%, 09/15/03                    Ba3           3,216
 1,200    Transportadora de Gas del Sur S.A., Medium Term
          Notes, 7.75%, 12/23/98                          (f)           1,200
 1,000    Transportadora de Gas del Sur S.A., Notes,
          10.25%, 04/25/01                                B1            1,063
                                                                    -----------
                                                                        8,097
                                                                    -----------
          Total Corporate Debt Securities
          (Total cost of $249,014)                                    256,546
                                                                    -----------

-------------------------------------------------------------------------------
GOVERNMENT OBLIGATIONS (FOREIGN) -- 1.87% (e)
Sovereigns -- 1.87%
 2,500    Federal Republic of Brazil, Bonds, 6%, 09/15/13 B1            1,791
 2,000    Republic of Argentina, Bonds, 8.375%, 12/20/03  B1            1,883
 1,500    Republic of Argentina, Global Bonds, 11%,
          10/09/06                                        B1            1,575
                                                                    -----------
          Total Government Obligations (Foreign) (Total
          cost of $4,503)                                               5,249
                                                                    -----------

                                                           Moody's     Value
Shares                                                     Rating   (Note 1(a))
--------- -----------------------------------------------  -------- -----------
PREFERRED STOCK -- 1.30% (e)
Banking -- .86%
 2,200    California Federal Bank, Noncumulative
          Perpetual, Series B, 10.625%                    b2          $   242
41,435    Chevy Chase Preferred Capital Corporation,
          Noncumulative Exchangeable, Series A, 10.375%   b1            2,160
62,935    WestFed Holdings, Inc., Cumulative, Series A,
          15.50% (a)(d)(h)                                ca                0
                                                                    -----------
                                                                        2,402
                                                                    -----------
Printing, Publishing and Broadcasting -- .44%
12,500    Benedek Communications Corporation,
          Exchangeable Redeemable, Senior, 15%            b3            1,231
                                                                    -----------
          Total Preferred Stock
          (Total cost of $8,316)                                        3,633
                                                                    -----------

-------------------------------------------------------------------------------
COMMON STOCK and WARRANTS -- .05% (e)
12,500    Benedek Communications Corporation, Warrants,
          exp. 07/01/07 (b)(h)                                             38
17,431    Haynes Acquisition Corp. (b)(h)                                  70
42,222    Triangle Wire & Cable, Inc. (b)(h)                               42
27,474    WestFed Holdings, Inc., Series B (a)(d)(h)                        0
                                                                    -----------
          Total Common Stock and Warrants
          (Total cost of $806)                                            150
                                                                    -----------
Units
-------------------------------------------------------------------------------
PARTNERSHIP AND TRUST INTEREST -- .00% (e)
 1,000    Thompson Capital Partners, L.P. (b)(d)(h)                         0
                                                                    -----------
          Total Partnership And Trust Interest (Total
          Cost of $427)                                                     0
                                                                    -----------

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Schedule of Investments -- December 31, 1996 -- (Dollar Amounts in Thousands) Continued

 Principal                                                       Value
Amount                                                        (Note 1(a))
 ------------------------------------------------------------ -----------
SHORT-TERM INVESTMENTS -- 2.79% (e)
$7,824    J.P. Morgan Securities Repurchase Agreement,
          6.60%, 01/02/97, (Collateral U.S. Treasury Bonds,
          12.50%, 08/15/14, $5,170 principal)                  $  7,824
                                                              -----------
          Total Short-Term Investments (Total cost of
          $7,824)                                                 7,824
                                                              -----------
Total Investments (Total cost of $270,890)                     $273,402
                                                              ===========

(a) Denotes issuer is in bankruptcy proceedings.
(b) Restricted as to public resale. At the date of acquisition, these securities were valued at cost. The total value of restricted securities owned at December 31, 1996 was $150 or 0.05% of total assets.
(c) Nonincome-producing security which is on nonaccrual and which has defaulted on interest payments.
(d) Security is valued at fair value using methods determined by the Board of Directors. The total value of these securities at December 31, 1996 was $0.
(e) Percentages indicated are based on total assets of $280,227.
(f) Not rated.
(g) Security is a step interest bond. Interest on this bond accrues based upon the effective interest rate.
(h) Nonincome-producing.
(i) Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Such securities may be resold, normally to qualified institutional buyers in transactions exempt from registration. See Note 1-a of the Notes to Financial Statements for valuation policy. Total market value of Rule 144A securities amounted to $9,762 as of December 31, 1996.

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Balance Sheet
December 31, 1996

 Assets: (Dollars in thousands, except per share amounts)
INVESTMENTS IN SECURITIES, at value (Identified cost of
  $270,890, see Schedule of Investments and Notes 1 and 2)       $273,402
RECEIVABLES:
 Interest and dividends                                             6,287
OTHER ASSETS                                                           13
PREPAID EXPENSES                                                       25
DEFERRED OFFERING EXPENSES (Note 12)                                  500
                                                               -----------
  Total assets                                                   $280,227
                                                               -----------
Liabilities:
PAYABLES:
 Dividend payable on common stock                                $  2,963
 Other payables                                                       104
ACCRUED EXPENSES (Note 3)                                             300
ACCRUED OFFERING EXPENSES (Note 12)                                   452
                                                               -----------
  Total liabilities                                              $  3,819
                                                               -----------
Net Assets:
AUCTION TERM PREFERRED STOCK:
 $1.00 par value, 1,000,000 shares authorized, 2,000 shares
  issued and outstanding, liquidation preference of $50,000
  per share
   (Notes 4, 5, and 6)                                           $100,000
                                                               -----------
COMMON STOCK:
 $0.01 par value, 200,000,000 shares authorized,
   35,716,882 shares issued and outstanding                      $    357
CAPITAL IN EXCESS OF PAR VALUE                                    270,345
UNDISTRIBUTED NET INVESTMENT INCOME (Note 2)                          371
ACCUMULATED NET REALIZED LOSS FROM SECURITIES TRANSACTIONS
  (Note 2)                                                        (97,177)
NET UNREALIZED APPRECIATION ON INVESTMENTS                          2,512
                                                               -----------
 Net assets applicable to common stock  (Equivalent to $4.94
  per share, based on  35,716,882 shares outstanding)            $176,408
                                                               -----------
Total Net Assets                                                 $276,408
                                                               ===========

Statement of Operations
For the Year Ended
December 31, 1996

 Investment Income: (Note 1) (Dollars in thousands, except per share amounts)
 Interest income                                                  $26,444
 Dividend income                                                      131
 Other Income                                                         110
                                                               -----------
  Total investment income                                         $26,685
                                                               -----------
Expenses:
Cost of Leverage:
 Preferred and auction fees                                       $   270
                                                               -----------
  Total cost of leverage                                          $   270
                                                               -----------
Professional services expenses:
 Management fees (Note 3)                                         $   851
 Custodian and transfer agent fees                                    244
 Legal fees                                                           136
 Audit fees                                                            73
 Litigation fees (Note 11)                                             24
  Total professional services expenses                            $ 1,328
                                                               -----------
Administrative expenses:
 General administrative fees                                      $   271
 Directors' fees                                                      172
 Miscellaneous expenses                                               108
 Shareholder meeting expenses                                          93
                                                               -----------
  Total administrative expenses                                   $   644
                                                               -----------
  Total expenses                                                  $ 2,242
                                                               -----------
  Net investment income                                           $24,443
                                                               -----------
Realized and Unrealized Gain on Investments:
 Realized gain on investments, net                                $ 3,613
 Change in net unrealized depreciation on investments               3,745
                                                               -----------
  Net gain on investments                                         $ 7,358
                                                               -----------
  Net increase in net assets resulting from operations            $31,801
                                                               -----------
Cost of Preferred Leverage:
 Distributions to preferred stockholders                          $(5,645)
 Net swap settlement receipts (Note 7)                                131
                                                               -----------
  Total cost of preferred leverage                                $(5,514)
                                                               -----------
 Net increase in net assets resulting from operations less
  distributions to preferred stockholders                         $26,287
                                                               ===========
 --------------------------------------------------------------------------
Amount Available for Distribution to Common Stockholders
 Net investment income                                            $24,443
  Total cost of preferred leverage                                 (5,514)
                                                               -----------
  Net amount available for distribution to common stockholders    $18,929
                                                               ===========

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Statements of Changes in Net Assets

                                                                                 For the Years Ended December 31,
                                                                                       1996             1995
                                                                                  --------------- ----------------
From Operations: (Dollars in thousands, except per share amounts)
 Net investment income                                                               $ 24,443         $ 22,802
 Realized gain on investments                                                           3,613              565
 Change in net unrealized depreciation on investments                                   3,745           21,138
                                                                                  --------------- ----------------
  Net increase in net assets resulting from operations                               $ 31,801         $ 44,505
                                                                                  --------------- ----------------
From Fund Share Transactions:
 Net asset value of 738,917 shares and 705,577 shares issued to common
  shareholders for reinvestment of dividends in 1996 and 1995, respectively          $   3,565        $  3,230
                                                                                  --------------- ----------------
  Increase in net assets resulting from fund share transactions                      $  3,565         $  3,230
                                                                                  --------------- ----------------
Distributions to Stockholders:
 Preferred dividends ($2,823 and $3,126 per share, respectively)                     $ (5,645)        $ (6,252)
 Net swap settlement receipts                                                             131              464
 Common Dividends:
  From net investment income ($.52 and $.50 per share, respectively)                  (18,078)         (17,410)
  In excess of net investment income ($0 and $.04 per share, respectively)               (189)          (1,304)
                                                                                  --------------- ----------------
  Decrease in net assets resulting from distributions to stockholders                $(23,781)        $(24,502)
                                                                                  --------------- ----------------
Total net increase in net assets                                                     $ 11,585         $ 23,233
                                                                                  --------------- ----------------
Net Assets Applicable to Common and Preferred Stock:
 Beginning of period                                                                 $264,823         $241,590
                                                                                  --------------- ----------------
 End of period (Including $398 and $(851) of undistributed net investment income/(distributions in excess of net investment income) at
  December 31, 1996 and December 31, 1995, respectively)                             $276,408         $264,823
                                                                                  =============== ================

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Financial Highlights
Selected Per Share Data and Ratios
For Each Share of Common Stock Outstanding Throughout the Period

                                                              For the Years Ended December 31,
                                                           1996       1995     1994 (c)      1993
                                                         ---------  --------------------- ----------
NET ASSET VALUE:
   Beginning of period                                    $ 4.71     $ 4.13     $  5.15     $ 4.32
                                                         ---------  --------------------- ----------
NET INVESTMENT INCOME                                        .69        .67         .72#       .59
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS                                .22        .62        (.82)#      .89
                                                         ---------  --------------------- ----------
  TOTAL FROM INVESTMENT OPERATIONS                           .91       1.29        (.10)      1.48
                                                         ---------  --------------------- ----------
DISTRIBUTIONS:
 Dividends from net investment income:
  To preferred stockholders (including swap
   settlement payments)                                     (.16)      (.17)       (.17)      (.05)
  To common stockholders                                    (.52)      (.50)       (.53)      (.53)
 Dividends in excess of net investment income:
  To common stockholders                                   --          (.04)      --          (.07)
 Returns of capital:
  To common stockholders                                   --         --          --         --
                                                         ---------  --------------------- ----------
  TOTAL DISTRIBUTIONS                                       (.68)      (.71)       (.70)      (.65)
                                                         ---------  --------------------- ----------
Effect of rights offering and related expenses; and
  Auction Term Preferred Stock offering costs and sales
  load                                                     --         --           (.22)     --
                                                         ---------  --------------------- ----------
NET ASSET VALUE:
 End of period                                            $ 4.94     $ 4.71     $  4.13     $ 5.15
                                                         =========  ===================== ==========
PER SHARE MARKET VALUE:
 End of period                                            $ 5.13     $ 4.75     $  4.00     $ 5.13
                                                         =========  ===================== ==========
TOTAL INVESTMENT RETURN+                                   19.89%     33.50%     (11.88)%    40.08%
                                                         =========  ===================== ==========

                                                                                                       For the Period From
                                                                                                        February 26, 1988
                                                                                                          (Commencement
                                                              For the Years Ended December 31,          of Operations) to
                                                         1992 (a)     1991       1990        1989       December 31, 1988
                                                        -----------  ------------------- -----------  ---------------------
NET ASSET VALUE:
   Beginning of period                                    $ 3.79     $ 3.42    $  6.23     $  8.60           $ 9.25
                                                        -----------  ------------------- -----------  ---------------------
NET INVESTMENT INCOME                                        .57        .65        .92        1.54             1.42
NET REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS                                .57        .38      (2.82)      (2.26)            (.66)
                                                        -----------  ------------------- -----------  ---------------------
  TOTAL FROM INVESTMENT OPERATIONS                          1.14       1.03      (1.90)       (.72)             .76
                                                        -----------  ------------------- -----------  ---------------------
DISTRIBUTIONS:
 Dividends from net investment income:
  To preferred stockholders (including swap
   settlement payments)                                     (.06)      (.10)      (.16)       (.30)            (.23)
  To common stockholders                                    (.55)      (.56)      (.75)      (1.25)           (1.18)
 Dividends in excess of net investment income:
  To common stockholders                                   --         --         --          --               --
 Returns of capital:
  To common stockholders                                   --         --         --           (.10)           --
                                                        -----------  ------------------- -----------  ---------------------
  TOTAL DISTRIBUTIONS                                       (.61)      (.66)      (.91)      (1.65)           (1.41)
                                                        -----------  ------------------- -----------  ---------------------
Effect of rights offering and related expenses; and
  Auction Term Preferred Stock offering costs and sales
  load                                                     --         --         --          --               --
                                                        -----------  ------------------- -----------  ---------------------
NET ASSET VALUE:
 End of period                                            $ 4.32     $ 3.79    $  3.42     $  6.23           $ 8.60
                                                        ===========  =================== ===========  =====================
PER SHARE MARKET VALUE:
 End of period                                            $ 4.13     $ 3.63    $  2.50     $  5.88           $10.00
                                                        ===========  =================== ===========  =====================
TOTAL INVESTMENT RETURN+                                   29.70%     70.77%    (47.94)%    (30.04)%          13.28%
                                                        ===========  =================== ===========  =====================

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Financial Highlights
Selected Per Share Data and Ratios
For Each Share of Common Stock Outstanding Throughout the Period -- Continued

                                                For the Years Ended December 31,
                                            1996       1995      1994 (c)      1993
                                        ----------- ----------- ----------- -----------
NET ASSETS, END OF PERIOD,
   APPLICABLE TO COMMON STOCK (b)         $176,408   $164,823    $141,590    $130,673
                                        =========== =========== =========== ===========
NET ASSETS, END OF PERIOD,
   APPLICABLE TO PREFERRED STOCK (b)      $100,000   $100,000    $100,000    $ 35,000
                                        =========== =========== =========== ===========
TOTAL NET ASSETS, END OF PERIOD (b)       $276,408   $264,823    $241,590    $165,673
                                        =========== =========== =========== ===========
EXPENSE RATIOS:
 Ratio of interest expense to
    average net assets**                        --         --         .01%       1.42%
 Ratio of preferred and other debt
    expenses to average net assets**           .10%       .11%        .13%        .40%
 Ratio of operating expenses to
    average net assets**                       .73%       .84%        .75%       1.56%
 Ratio of litigation settlement
    expense to average net assets**             --        .49%         --          --
                                        ----------- ----------- ----------- -----------
RATIO OF TOTAL EXPENSES TO
   AVERAGE NET ASSETS**                        .83%      1.44%        .89%       3.38%
                                        =========== =========== =========== ===========
RATIO OF NET INVESTMENT
   INCOME TO  AVERAGE NET ASSETS**            9.05%      8.90%       9.06%       9.21%
PORTFOLIO TURNOVER RATE                      53.45%     62.66%      58.56%      85.76%

                                                                                        For the Period From
                                                                                         February 26, 1988
                                                                                           (Commencement
                                               For the Years Ended December 31,          of Operations) to
                                          1992 (a)     1991        1990        1989      December 31, 1988
                                        ----------- ----------- ----------- -------------------------------
NET ASSETS, END OF PERIOD,
   APPLICABLE TO COMMON STOCK (b)         $107,897   $ 93,227    $ 83,813    $152,156        $202,363
                                        =========== =========== =========== ===============================
NET ASSETS, END OF PERIOD,
   APPLICABLE TO PREFERRED STOCK (b)      $ 35,000   $ 35,000    $ 35,000    $ 58,500        $ 79,000
                                        =========== =========== =========== ===============================
TOTAL NET ASSETS, END OF PERIOD (b)       $142,897   $128,227    $118,813    $210,656        $281,363
                                        =========== =========== =========== ===============================
EXPENSE RATIOS:
 Ratio of interest expense to
    average net assets**                      2.95%      3.25%       4.17%       3.56%           3.29%*
 Ratio of preferred and other debt
    expenses to average net assets**           .65%       .78%        .62%        .24%            .23%*
 Ratio of operating expenses to
    average net assets**                      1.22%      1.19%       1.10%        .69%            .70%*
 Ratio of litigation settlement
    expense to average net assets**             --         --          --          --              --
                                        ----------- ----------- ----------- -------------------------------
RATIO OF TOTAL EXPENSES TO
   AVERAGE NET ASSETS**                       4.82%      5.22%       5.89%       4.49%           4.22%*
                                        =========== =========== =========== ===============================
RATIO OF NET INVESTMENT
   INCOME TO  AVERAGE NET ASSETS**           10.09%     12.62%      14.50%      14.48%          13.56%*
PORTFOLIO TURNOVER RATE                     129.86%    121.15%      49.98%      65.39%         149.00%*

(a) Prior to the appointment on February 19, 1992 of Wellington Management Company, LLP, the Fund was advised by Ostrander Capital Management, L.P.
(b) Dollars in thousands.
(c) As discussed in Note 4 and Note 5, the Fund entered into a refinancing transaction on January 4, 1994, and the per share data and ratios for the year ended December 31, 1994 reflect this transaction.
 *  Annualized.
** Ratios calculated on the basis of expenses and net investment income applicable to both the common and preferred shares relative to the average net assets of both the common and preferred stockholders. The expense ratio and net investment income ratio do not reflect the effect of dividend payments (including swap settlement payments) to preferred stockholders.
 # Calculation is based on average shares outstanding during the indicated period due to the per share effect of the Fund's June 1994 rights offering.
 + Total investment return is calculated assuming a purchase of common stock at the current market value on the first day and a sale at the current market value on the last day of each year reported. Dividends and distributions are assumed for purposes of this calculation to be reinvested at prices obtained under the dividend reinvestment plan. This calculation does not reflect brokerage commissions.


                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.

Information Regarding
Senior Securities

                                                                   As of December 31,
                                                    1996           1995           1994           1993
                                               -------------- -------------- --------------  -------------
TOTAL AMOUNT OUTSTANDING:
 Notes                                          $          -   $          -   $          -   $         -
 Preferred Stock                                 100,000,000    100,000,000    100,000,000    35,000,000
 Short-term Loan                                          --             --             --    45,000,000
ASSET COVERAGE:
 Per Note (1)                                   $          -   $          -   $          -   $         -
 Per Preferred Stock Share (2)                       138,204        132,411        120,795       473,351
 Per $1,000 of Short-term Loan (1)                        --             --             --         4,682
INVOLUNTARY LIQUIDATION PREFERENCE:
 Preferred Stock  Share (3)                     $     50,000   $     50,000   $     50,000   $   100,000
APPROXIMATE MARKET VALUE:
 Per Note                                       $          -   $          -   $          -   $         -
 Per Preferred Stock Share (3)                        50,000         50,000         50,000       100,000
 Per $1,000 of Short-term Loan                            --             --             --         1,000

                                           1992           1991           1990           1989           1988
                                     -------------- --------------  -------------- --------------  ---------------
TOTAL AMOUNT OUTSTANDING:
 Notes                                 $45,490,000    $45,490,000    $47,990,000    $96,100,000    $105,000,000
 Preferred Stock                        35,000,000     35,000,000     35,000,000     58,500,000      79,000,000
 Short-term Loan                                --             --             --             --              --
ASSET COVERAGE:
 Per Note (1)                          $     4,141    $     3,819    $     3,476    $     3,192    $      3,680
 Per Preferred Stock Share (2)             408,277        366,363        339,466        360,096         356,156
 Per $1,000 of Short-term Loan (1)              --             --             --             --              --
INVOLUNTARY LIQUIDATION PREFERENCE:
 Preferred Stock  Share (3)            $   100,000    $   100,000    $   100,000    $   100,000    $    100,000
APPROXIMATE MARKET VALUE:
 Per Note                              $     1,000    $     1,000    $     1,000    $     1,000    $      1,000
 Per Preferred Stock Share (3)             100,000        100,000        100,000        100,000         100,000
 Per $1,000 of Short-term Loan                  --             --             --             --              --

(1) Calculated by subtracting the Fund's total liabilities (not including senior securities) from the Fund's total assets and dividing such amounts by the number of Notes outstanding.
(2) Calculated by subtracting the Fund's total liabilities (including the Notes but not including the Preferred Stock) from the Fund's total assets and dividing such amount by the number of Preferred Shares outstanding.
(3) Plus accumulated and unpaid dividends.

                    The accompanying notes are an integral
                     part of these financial statements.

                    The New America High Income Fund, Inc.


Notes to Financial Statements
December 31, 1996



(1) Significant Accounting and Other Policies

   The New America High Income Fund, Inc. (the Fund) was organized as a corporation in the state of Maryland on November 19, 1987 and is registered with the Securities and Exchange Commission as a diversified, closed-end investment company under the Investment Company Act of 1940. The Fund commenced operations on February 26, 1988. The investment objective of the Fund is to provide high current income while seeking to preserve stockholders' capital through investment in a professionally managed, diversified portfolio of "high yield" fixed-income securities.

   The Fund invests primarily in fixed maturity corporate debt securities that are rated less than investment grade. Risk of loss upon default by the issuer is significantly greater with respect to such securities compared to investment grade securities because these securities are generally unsecured and are often subordinated to other creditors of the issuer and because these issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as a recession, than are investment grade issuers. In some cases, the collection of principal and timely receipt of interest is dependent upon the issuer attaining improved operating results, selling assets or obtaining additional financing.

   See the schedule of investments for information on individual securities as well as industry diversification and credit quality ratings.

   The Fund's financial statements have been prepared in conformity with generally accepted accounting principles that require the management of the Fund to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   The following is a summary of significant accounting policies consistently followed by the Fund, which are in conformity with those generally accepted in the investment company industry.

   (a) Valuation of Investments--Investments for which market quotations are readily available are stated at market value, which is determined by using the mean of the most recently quoted bid and asked prices provided by a principal market maker. Short-term investments having maturities of 60 days or less are stated at amortized cost, which approximates market value. Following procedures approved by the Board of Directors, investments for which market quotations are not readily available (primarily fixed-income corporate bonds and notes) are stated at fair value on the basis of subjective valuations furnished by securities dealers and brokers. Independent pricing services also provide market quotations based primarily on quotations from dealers and brokers, market transactions, accessing data from quotations services, offering sheets obtained from dealers and various relationships between securities. Other investments, with a cost of approximately $8,122,000 and a value of $0, are valued in good faith at fair market value using methods determined by the Board of Directors.

   (b) Interest and Dividend Income--Interest income is accrued on a daily basis. Discount on short-term investments is amortized to investment income. Market discounts or premiums on corporate debt securities are not amortized for financial statement purposes. All income on original issue discount and step interest bonds is accrued based on the effective interest method for both financial reporting and tax reporting purposes as required by federal income tax regulations. Dividend payments received in additional securities are recorded on the ex-dividend date in an amount equal to the value of the security on such date.

   (c) Federal Income Taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated

                    The New America High Income Fund, Inc.

December 31, 1996

investment companies and to distribute substantially all of its taxable income to its shareholders each year. Accordingly, no federal income tax provision is required.

(2) Tax Matters and Distributions

   At December 31, 1996, the total cost of securities (excluding temporary cash investments) for federal income tax purposes was approximately $263,066,000. Aggregate gross unrealized gain on securities in which there was an excess of value over tax cost was approximately $14,833,000. Aggregate unrealized loss on securities in which there was an excess of tax cost over value was approximately $12,321,000. Net unrealized gain for tax purposes at December 31, 1996 was approximately $2,512,000.

   At December 31, 1996, the Fund had capital loss carryovers available to offset future capital gain, if any, to the extent provided by regulations:

         Carryover Available                    Expiration Date
 ------------------------------------ ------------------------------------
             $3,833,267                         December 31, 1997
             56,935,249                         December 31, 1998
             34,425,546                         December 31, 1999
              2,226,638                         December 31, 2002
 ------------------------------------
             $97,420,700
 ====================================

   To the extent that capital loss carryovers are used to offset realized capital gains, it is unlikely that gains so offset will be distributed to shareholders.

   Distributions on common stock are declared based upon annual projections of the Fund's investment company taxable income. The Fund records all dividends and distributions payable to shareholders on the ex-dividend date and declares and distributes income dividends monthly.

   In accordance with Statement of Position 93-2, the Fund has recorded several reclassifications in the capital accounts. These reclassifications have no impact on the net asset value of the Fund and are designed generally to present undistributed net investment income or accumulated net realized gains and losses on a tax basis, which is considered to be more informative to the shareholder. As of December 31, 1996, the Fund has reclassified approximately $587,000 primarily related to amortization of market discounts on corporate bonds from accumulated net realized loss from securities transactions to undistributed net investment income.

   The difference between earnings for financial statement purposes and earnings for tax purposes is primarily due to the tax treatment of the amortization of market discounts on corporate bonds and the recognition of interest income on corporate bonds that have defaulted on their interest payments.

(3) Investment Advisory Agreement

   Wellington Management Company, LLP, the Fund's Investment Advisor, earned approximately $851,000 in management fees during the year ended December 31, 1996. Management fees paid by the Fund to Wellington are calculated at .50 of 1% (on an annual basis) of the average weekly value of the Fund's net assets attributable to common stock ($176.4 million at December 31, 1996). At December 31, 1996, the fee payable to the Investment Advisor was approximately $75,000, which was included in accrued expenses on the accompanying balance sheet.

(4) Repayment of Term Loan and Redemption of Taxable Auction Rate Preferred Stock (TARPS)

   The Fund completed a refinancing transaction on January 4, 1994 whereby the Fund's existing senior securities were redeemed with the proceeds of the offering of $100,000,000 of Auction Term Preferred Stock (ATP) Series A and B (see Note 5). Accordingly, as of January 4, 1994, the Fund's Broker-Dealer agreement with Bear Stearns for auctions on the TARPS was canceled, as was the Surety Bond covering the TARPS.

   In connection with the above refinancing, the Fund repaid the $45,000,000 term loan with The First National Bank of Boston (FNBB) in full, plus accrued

                    The New America High Income Fund, Inc.

December 31, 1996

interest through January 4, 1994. The Fund also redeemed the 350 shares of TARPS outstanding at December 31, 1993 for approximately $35,094,000, including payment of accumulated and unpaid dividends thereon through January 4, 1994.

(5) Auction Term Preferred Stock (ATP)

   On January 4, 1994, the Fund issued 1,200 shares of Series A ATP and 800 shares of Series B ATP. The underwriting discount of $1,500,000 and offering expenses of $336,000 associated with the ATP offering were recorded as a reduction of the capital in excess of par value on common stock. The ATP's dividends are cumulative at a rate determined at an auction, and dividend periods will typically be 28 days unless notice is given for periods to be longer or shorter than 28 days. Dividend rates ranged from 5.37% to 6.25% for the year ended December 31, 1996. The ATP is redeemable, at the option of the Fund, or subject to mandatory redemption (if the Fund is in default of certain coverage requirements) at a redemption price equal to $50,000 per share, plus accumulated and unpaid dividends. The ATP has a liquidation preference of $50,000 plus accumulated and unpaid dividends. The Fund is required to maintain certain asset coverages with respect to the ATP under the Fund's Charter and the 1940 Act.

(6) ATP Auction-Related Matters

   Bankers Trust Company (BTC) serves as the ATP's auction agent pursuant to an agreement entered into on January 4, 1994. The term of the agreement is unlimited and may be terminated by either party. BTC may resign upon notice to the Fund, such resignation to be effective on the earlier of the 90th day after the delivery of such notice and the date on which a successor auction agent is appointed by the Fund. The Fund may also replace BTC as auction agent at any time.

   After each auction, BTC as auction agent will pay to each broker-dealer, from funds provided by the Fund, a service charge at the annual rate of .25 of 1% or such other percentage subsequently agreed to by the Fund and the broker-dealers, of the purchase price of shares placed by such broker-dealers at such auction. In the event an auction scheduled to occur on an auction date fails to occur for any reason, the broker-dealers will be entitled to service charges as if the auction had occurred and all holders of shares placed by them had submitted valid hold orders. The Fund incurred approximately $250,000 for service charges earned by Bear Stearns through December 31, 1996. This amount is included under the caption preferred and auction fees in the accompanying statement of operations.

(7) Interest Rate Swap

   On February 3, 1994, the Fund entered into an interest rate swap transaction with FNBB for the purpose of partially hedging its dividend payment obligations with respect to the ATP through February 7, 1999. Under the terms of the interest rate swap agreement, the Fund makes fixed payments to FNBB at the rate of 5.25% per annum on the notional amount of the interest rate swap ($65 million) and receives a variable payment from FNBB equivalent to the 30-day, AA rated commercial paper rate in respect of such notional amounts. Interest rates on the 30-day AA rated commercial paper ranged from 5.30% to 5.87% for the year ended December 31, 1996. The interest rate swap agreement was effective on February 7, 1994 and terminates on February 7, 1999.


   The Fund follows hedge accounting (off-balance-sheet) with respect to the swap agreement and settles the net amount receivable or payable from each party every 30 days. For the year ended December 31, 1996, the Fund's obligation under the swap agreement was less than the amount receivable from FNBB by approximately $131,000 and is included in the accompanying statement of operations.


   The Fund is exposed to credit loss in the event of nonperformance by counterparties on interest rate swaps, but the Fund does not anticipate nonperformance by any counterparty. While notional contract amounts are used to

                    The New America High Income Fund, Inc.

December 31, 1996


express the volume of interest rate swap agreements, the amounts potentially subject to credit risk, in the event of nonperformance by counterparties are substantially smaller. The estimated fair value of the interest rate swap agreement at December 31, 1996 amounted to approximately $797,000 unrealized gain. This value is not included in total net assets.


(8) Repurchase Agreements

   At the time the Fund enters into a repurchase agreement, the value of the underlying security, including accrued interest, will be equal to or exceed the value of the repurchase agreement, and, in the case of repurchase agreements exceeding one day, the value of the underlying security, including accrued interest, is required during the term of the agreement to be equal to or exceed the value of the repurchase agreement.

   The underlying securities for all repurchase agreements are held in safekeeping in an investment account of State Street Bank and Trust Company
(SSBT), the Fund's custodian, at the Federal Reserve Bank of Boston. In the case of repurchase agreements exceeding one day, SSBT's Money Market Department monitors the market value of the underlying securities by pricing them daily, and in the event any individual repurchase agreement is not fully collateralized, SSBT advises the Fund and additional collateral is obtained.

(9) Purchase and Sales of Securities


   Purchases and proceeds of sales or maturities of long-term securities during the year ended December 31, 1996 were as follows:


Purchases of securities                                           $140,880,000
Sales of securities                                               $139,371,000

(10) Certain Transactions

   A partner of Goodwin, Procter & Hoar, general counsel to the Fund, serves as a Director of the Fund. Fees earned by Goodwin, Procter & Hoar amounted to approximately $130,000 for the year ended December 31, 1996. The Fund paid approximately $145,000 during the year ended December 31, 1996 to two officers of the Fund for the provision of certain administrative services.

(11) Litigation Settlement

   On January 8, 1992, the United States District Court for the District of Massachusetts dismissed, in their entirety, four separate actions filed in each case against the Fund, its former Investment Advisor, certain of its officers, its directors and certain other parties. The actions purported to be class actions on behalf of the named plaintiffs and other persons allegedly similarly situated who purchased common stock of the Fund within a specified period. The actions alleged that the Fund and the other defendants, including the Fund's underwriters, in connection with its February 1988 public offering, violated certain federal securities laws by reason of their alleged failure to adequately disclose material facts in the Fund's prospectus and/or other documents published by the Fund. Plaintiffs were granted leave to amend their complaint, limited to certain disclosure obligations under the Securities Act of 1933, and did so. All of the defendants, including the Fund, jointly moved for summary judgment on July 8, 1992. By memorandum and order dated August 26, 1993, the court granted the defendants' motion for summary judgment in favor of all defendants on all claims and entered judgment for defendants on August 27, 1993, and the plaintiffs appealed. On September 28, 1994, the United States Court of Appeals for the First Circuit issued an opinion affirming the decision of the district court in part and reversing it in part. The Court held that the district court properly entered summary judgment for the defendants as to all disclosure issues except one. It reversed the district court's decision with respect to that one issue and remanded the case for further proceedings. The one remaining issue is whether it was misleading to purchasers in the initial public offering for the original prospectus to include certain statistics regarding the average performance of the high yield bond market for a ten-year period without also including different statistics, alleged by the plaintiffs to exist and

                    The New America High Income Fund, Inc.

December 31, 1996

to be material, for the six-year period prior to the offering. The defendants jointly moved for summary judgment on this remaining issue on March 31, 1995.

On November 16, 1995, the parties executed a Stipulation and Agreement of Compromise, Settlement and Release providing for the settlement of the action. The settlement was approved by the Court pursuant to a Final Order and Judgment entered on June 13, 1996. Pursuant to the settlement, the defendants have created a Settlement Fund amounting in the aggregate to $2,500,000 for distribution, after deduction of certain fees and expenses, to a class consisting of all persons who purchased shares of the Fund's common stock between February 19, 1988 and March 26, 1990, other than the defendants. The Fund contributed $1,250,000 to the Settlement Fund on June 21, 1996, and the balance was contributed by certain of the underwriters of the Fund's initial public offering. In addition, the Fund contributed $7,500 to a Notice and Administration Fund, to be used for mailing notice to class members and other administrative purposes.

The Fund established a reserve for its share of the Settlement Fund and charged $1,250,000 to operations for the year ended December 31, 1995. The Fund charged $7,500 to operations for the year ended December 31, 1996 for its share of the Notice and Administration Fund.

(12) Rights Offering

   On December 11, 1996, the Fund filed a Registration Statement with the Securities and Exchange Commission regarding a transferable rights offering to the holders of the Fund's common stock. Under the expected terms of the offering, as described in the Registration Statement, the Fund will issue to its common stockholders rights to subscribe for an aggregate of approximately 11,982,000 shares of the Fund's common stock. Each stockholder will be issued one right for each three full shares of common stock owned on the record date. The method of pricing and the record date will be determined and announced shortly before the commencement of the offering, which the Fund presently anticipates will occur in February 1997. Deferred offering expenses of approximately $500,000 will be netted against the rights offering proceeds. At December 31, 1996, the Fund had approximately $452,000 in outstanding liabilities associated with the offering.

   The rights offering will entitle shareholders, and other rightholders purchasing rights in the market, to acquire one new share of stock for each right held. In addition, holders of rights who subscribe for the maximum number of shares to which they are entitled will be permitted to subscribe for additional shares. The Fund intends to apply to list the rights for trading on the New York Stock Exchange.

From time to time in the future, the Fund may effect redemptions and/or repurchases of its ATP as provided in the applicable constituent instruments or as agreed upon by the Fund and sellers. The Fund intends to effect such redemptions and/or repurchases to the extent necessary to maintain applicable asset coverage requirements.

                    The New America High Income Fund, Inc.

Directors
Robert F. Birch
Joseph L. Bower
Richard E. Floor
Bernard J. Korman
Franco Modigliani
Ernest E. Monrad

Officers
Robert F. Birch - President
Ellen E. Terry - Vice President, Treasurer
Richard E. Floor - Secretary

Investment Advisor
Wellington Management Company, LLP
75 State Street
Boston, MA 02109

Administrator
The New America High Income Fund, Inc.
Ten Winthrop Square
Boston, MA 02110
(617) 350-8610


Custodian and Transfer Agent
State Street Bank and Trust Company
P.O. Box 8200
Boston, MA 02266-8200
(617) 328-5000 ext. 6406
(800) 426-5523
Listed: NYSE
Symbol: HYB

Independent Public Accountants
Arthur Andersen LLP
Boston, MA

                    The New America High Income Fund, Inc.

Report of Independent Public Accountants

To the Shareholders and Board of Directors of The New America High Income Fund, Inc.:

   We have audited the accompanying balance sheet of The New America High Income Fund, Inc. (the Fund) (a Maryland Corporation), including the schedule of investments, as of December 31, 1996, and the related statement of operations for the year then ended, and the statement of changes in net assets for each of the two years in the period then ended and the financial highlights for the periods presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements and the financial highlights referred to above present fairly, in all material respects, the financial position of The New America High Income Fund, Inc. as of December 31, 1996, and the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the periods presented, in conformity with generally accepted accounting principles.

Boston, Massachusetts                                      ARTHUR ANDERSEN LLP
January 17, 1997

State Street Bank and Trust Company
P.O. Box 8200
Boston, Massachusetts 02266-8200

                                   The New
                                   America
                                 High Income
                                  Fund, Inc.

Annual

Report

December 31, 1996